CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-3 of our reports dated March 12, 2008, relating to the consolidated financial statements and financial statement schedules of Anthracite Capital, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Anthracite Capital Inc. and subsidiaries for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

New York, NY

April 22, 2008